Exhibit 10.1
HPT CY TRS, Inc.
HPT TRS MRP, Inc.
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458

October 6, 2020

VIA OVERNIGHT COURIER AND E-MAIL

Marriott International, Inc.
Marriott Hotel Services, Inc.
Residence Inn by Marriott, LLC
Courtyard Management Corporation
SpringHill SMC, LLC
TownePlace Management, LLC
Essex House Condominium Corporation
c/o Marriott International, Inc.
10400 Fernwood Road
Bethesda, Maryland 20817
Attn: Law Department 52/923 – Hotel Operations

Marriott International, Inc.
10400 Fernwood Road
Bethesda, Maryland 20817
Attn: Department 51/911 – Lodging Financial Analysis

Re:     SVC89 Portfolio Agreements: Notice of Termination

Ladies and Gentlemen:

Reference is made to the Management Agreements and the Pooling Agreement identified on Schedule 1 attached hereto (collectively, the “SVC89 Portfolio Agreements”).  Capitalized terms used and not otherwise defined in this letter shall have the meanings given such terms in the SVC89 Portfolio Agreements, as applicable.

In response to our letter requiring payment of the Post-Guaranty Termination Threshold on or before October 5, 2020, we received your letter, dated September 30, 2020, alleging that Tenants may not require payment of the Post-Guaranty Termination Threshold before the end of a Fiscal Year.  We disagree with this interpretation of the SVC89 Portfolio Agreements, among other reasons, because regular monthly payments of Tenant’s Priority are required pursuant to the terms of the SVC89 Portfolio Agreements and a Manager Funding Termination Event can exist under Section 3.02.C of the Management Agreements prior to the end of a Fiscal Year if Managers do not fund at least eighty percent (80%) of the Tenant’s Priority then due on a cumulative basis during such Fiscal Year. Accordingly, Managers’ failure to fund the Post-Guaranty Termination Threshold by October 5, 2020 resulted in a Manager Funding Termination Event.

We also note that, in prior conversations, representatives of Marriott have told us that (a) the projected Aggregate Operating Profit (Loss) from the portfolio will not be sufficient to

Marriott International, Inc. et. al.
October 6, 2020

fund up to the Post-Guaranty Termination Threshold for Fiscal Year 2020 and (b) Marriott and Managers do not intend to fund up to the Post-Guaranty Termination Threshold for any shortfalls in Aggregate Tenant’s Priority for the 2020 Fiscal Year.
Given (a) that a Manager Funding Termination Event under the SVC89 Portfolio Agreements has occurred and (b) Marriott’s prior oral statements that it will not fund up to the applicable Post-Guaranty Termination Threshold, SVC elects to terminate the SVC89 Portfolio Agreements as of January 31, 2021. However, SVC believes that it is in the best interests of Marriott, SVC and hotel-level employees to ensure an orderly transition of the hotels; accordingly, if you believe a different date(s) would better facilitate an orderly transition, please contact us to discuss.
This letter shall not be deemed as a waiver of any defaults that may now or hereafter exist under the SVC89 Portfolio Agreements or any related agreements, or any other rights or remedies that Tenants or its affiliates might be entitled to exercise under the SVC89 Portfolio Agreements or any related agreement, at law and/or in equity.
Sincerely yours,

HPT CY TRS, INC.
HPT TRS MRP, INC.

By:/s/ John G. Murray
John G. Murray
President

cc:     Ms. Julie Bowen (via e-mail at julie.bowen@marriott.com)
Ms. Veronica Ladejobi (via e-mail at veronica.ladejobi@marriott.com)

SCHEDULE 1

SVC89 PORTFOLIO AGREEMENTS

1.Management Agreement, dated as of December 31, 2019 (the “Execution Date”) but to become effective as of January 1, 2020 (the “Effective Date”), between HPT TRS MRP, Inc.(“MRP Tenant”) and Essex House Condominium Corporation (“Kauai Manager”) for the Kauai hotel.

2.Second Amended and Restated Management Agreement, dated as of the Execution Date but to become effective as of the Effective Date, between MRP Tenant and Marriott Hotel Services, Inc. (“Full Service Manager”) for Marriott (full service) hotels.

3.Second Amended and Restated Management Agreement, dated as of the Execution Date but to become effective as of the Effective Date, between MRP Tenant and HPT CY TRS, Inc. (“CY Tenant”) and Courtyard Management Corporation (“CY Manager”) for Courtyard hotels.

4.Second Amended and Restated Management Agreement, dated as of the Execution Date but to become effective as of the Effective Date, between MRP Tenant and Residence Inn by Marriott, LLC (“RI Manager”) for the Residence Inn hotels.

5.Second Amended and Restated Management Agreement, dated as of the Execution Date but to become effective as of the Effective Date, between MRP Tenant. and Springhill SMC, LLC (“SH Manager”) for the SpringHill Suites hotels.

6.Second Amended and Restated Management Agreement, dated as of the Execution Date but to become effective as of the Effective Date, between MRP Tenant and TownePlace Management, LLC (“TP Manager”) for the TownePlace Suites hotels.

7.Amended and Restated Pooling Agreement, dated as of the Execution Date but to become effective as of the Effective Date, among Marriott, Full Service Manager, RI Manager, CY Manager, SH Manager, TP Manager, MRP Tenant and CY Tenant.